FOR IMMEDIATE RELEASE

FOR:	Margo Caribe, Inc.

CONTACT:	Michael J. Spector Chairman of the Board and Chief Executive Officer

Juan Medina President and Chief Operating Officer 787) 883-2570

MARGO CARIBE, INC. DECLARES FIVE-FOR-FOUR STOCK SPLIT

Vega Alta, Puerto Rico, May 25, 2005. - Margo Caribe, Inc. (NASDAQ:MRGO), announced that on May 25, 2005, the Board of Directors of Margo Caribe, Inc. declared a five-for-four stock split on the Company's common stock. The five-for-four stock split will be effected in the form of a stock dividend of one additional share of common stock to be issued on July 8, 2005, for every four shares of common stock held of record as of June 17, 2005. Fractional shares will not be issued but will be settled in cash on the basis of the average of the high and low bid prices for the common stock on the record date.

Prior to declaration of the stock dividend, Margo Caribe had 2,268,139 shares of common stock outstanding. Following the stock split, the Company will have approximately 2,835,174 shares of common stock outstanding. The stock split will not dilute shareholders' proportionate interest in the Company or their voting rights.

Michael J. Spector, Chairman of the Board and Chief Executive Officer, said, “The five-for-four stock split is designed to increase liquidity in the Company's common stock.”